UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2010

Bank of the Ozarks, Inc.

(Exact name of registrant as specified in its charter)

Arkansas

(State of incorporation or other jurisdiction)

0-22759	71-0556208
(Commission File Number)	(IRS Employer Identification No.)

17901 Chenal Parkway, Little Rock, Arkansas	72223
(Address of principal executive offices)	(Zip Code)

(501) 978-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b) and (c) – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On November 22, 2010, Paul Moore, 63, notified Bank of the Ozarks, Inc. (the “Company”) of his decision to retire as Chief Financial Officer and Chief Accounting Officer, effective at the close of business on December 31, 2010. Mr. Moore joined the Company as Chief Financial Officer in 1995, and he has been a certified public accountant for 31 years. Mr. Moore is expected to continue his employment with the Company until mid-March, 2011 in order to assist in the transition of duties to his successor, at which time he will fully retire from the Company.

The Company has designated Greg McKinney, 42, to succeed Mr. Moore as Chief Financial Officer and Chief Accounting Officer, to be effective at the close of business on December 31, 2010, as part of the Company’s established management succession plan. Mr. McKinney was hired in 2003 with the expectation that he would ultimately assume the Chief Financial Officer position upon Mr. Moore’s retirement. Mr. McKinney has 19 years of accounting and financial reporting experience and since 2006 has served as Executive Vice President and Controller, managing a wide range of audit, accounting and financial reporting functions for the Company.

From time to time during the past several years, Mr. Moore has discussed with other senior management of the Company that he was considering retirement. This has allowed the Company to be better prepared for Mr. McKinney to assume his increased responsibilities that will accompany his new position, and to hire and develop additional professional staff in order to ensure a seamless transition. Mr. Moore has been actively involved in these staff development efforts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE OZARKS, INC.
(Registrant)

Date: November 22, 2010	/s/ Paul Moore
Paul Moore
Chief Financial Officer and Chief Accounting Officer

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